Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of RCM Technologies, Inc. and Subsidiaries of our report dated March 5, 2020, relating to our audit of the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K of RCM Technologies, Inc. and Subsidiaries for the year ended December 28, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias, Gini & O’Connell LLP

Macias, Gini & O’Connell LLP
San Diego, California
January 15, 2021